EXHIBIT 21



                                 Jurisdiction of    Name Under Which
       Subsidiary                Incorporation      Subsidiary Does Business
       ----------                -------------      ---------------------------

Cordia Communications Corp.      Nevada             Cordia Communications Corp.

My Tel Co, Inc.                  New York           My Tel Co. Inc.